Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
10-013		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
For Immediate Release		DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2010 RESULTS

November 4, 2010 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2010. Following are highlights for this period and the Company’s future outlook:

•	2010 earnings guidance updated to reflect 2010 YTD actual results and prevailing market conditions

•	3Q2010 revenue increased 39% year-over-year and 12% sequentially due to larger fleet and oil spill relief efforts

•	Oil spill response in the GoM accounted for roughly 46% of the Company’s consolidated revenue for 3Q2010

•	OSV, MPSV and TTB vessel-days working in spill response for 3Q2010 were 22%, 96% and 54%, respectively

•	Final five of eight new gen OSVs in Brazil were all on-charter with Petrobras as of Sep 30, 2010

•	Contract backlog for new gen OSV vessel-days currently at 61%, 40% and 24% for 4Q2010, 2011 and 2012

•	Sixteenth and final vessel under fourth OSV newbuild program, HOS Wildwing, was delivered in September 2010

•	Quarter-end cash balance of $97m as of Sep 30, 2010 nearly doubles sequentially from $51m as of Jun 30, 2010

Third quarter 2010 revenues increased 39.2% to $125.4 million compared to $90.1 million for the third quarter of 2009 and increased 12.1% compared to $111.9 million for the second quarter of 2010. Operating income was $43.3 million, or 34.5% of revenues, for the third quarter of 2010 compared to $27.1 million, or 30.1% of revenues, for the prior-year quarter; and $34.5 million, or 30.8% of revenues, for the second quarter of 2010. Net income for the third quarter of 2010 was $18.2 million, or $0.67 per diluted share, compared to $13.8 million, or $0.51 per diluted share for the year-ago quarter; and $13.0 million, or $0.48 per diluted share for the second quarter of 2010. EBITDA for the third quarter of 2010 was $63.1 million compared to third quarter 2009 EBITDA of $43.6 million and second quarter 2010 EBITDA of $54.1 million. The year-over-year increase in revenues, operating income, EBITDA and EPS was primarily due to incremental revenues from the vessels placed in service since September 2009 under the Company’s newbuild and conversion programs. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $112.0 million for the third quarter of 2010, an increase of $38.3 million, or 52.0%, from $73.7 million for the third quarter in 2009 and an increase of $11.5 million, or 11.4%, from $100.5 million for the second quarter of 2010. The vessels placed in service since the third quarter of 2009 under the Company’s newbuild and conversion programs accounted for a $33.3 million increase in Upstream revenues. The remaining $5.0 million increase in Upstream revenues is from the Company’s new generation OSVs and MPSVs that were in service during each of the quarters ended September 30, 2010 and 2009. Upstream operating income increased $16.3 million to $40.1 million, or 35.8% of revenues, for the third quarter of 2010 from $23.8 million, or 32.3% of revenues, for the third quarter of 2009. Average new generation OSV dayrates for the third quarter of 2010 were $21,628 compared to $20,915 for the same period in 2009 and $23,874 for the second quarter of 2010. The Company’s second-quarter 2010 new generation OSV dayrates were favorably impacted by certain non-recurring revenues for one of its specialty service vessels unrelated to the oil spill response efforts in the U.S. Gulf of Mexico (“GoM”). Excluding these revenues for the sake of comparability to other periods, the Company’s new generation OSV average dayrates for the sequential period would have been $20,628. The increase in third-quarter 2010 dayrates over the prior-year quarter and the adjusted sequential quarter was largely due to higher temporary demand related to oil spill response activities. During the third quarter of 2010, the Company had as many as 11 OSVs and four MPSVs assisting with oil spill-related activities, which represented nearly 30% of the total Upstream vessel-days worked. As of November 1, 2010, only seven new generation OSVs and one MPSV remained on charter related to oil spill response activities, which are in various stages of winding down over the next one to six weeks. New generation OSV utilization was 75.7% for the third quarter of 2010 compared to 71.9% during the year-ago quarter and 71.8% for the sequential quarter. The increase in utilization was driven by oil spill response activities, which was partially offset by having 469 days out-of-service related to stacked vessels and approximately 326 days of aggregate downtime related to customer-required modifications and pre-positioning of five vessels that were mobilized to Latin America during 2010 for multi-year charters. These five vessels commenced their charters with Petrobras in late September 2010. The Company had five new generation OSVs stacked as of September 30, 2010 compared to seven vessels stacked as of June 30, 2010. The Company had an average of 5.1 stacked new generation OSVs during the third quarter of 2010 compared to quarterly averages of 6.0 stacked vessels during the year-ago quarter and 7.4 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 84.2% for the third quarter of 2010 compared to 83.2% for the year-ago quarter and 84.5% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $13.4 million for the third quarter of 2010 decreased by $3.0 million, or 18.3%, compared to $16.4 million for the same period in 2009, but were higher than the sequential quarter by $2.0 million, or 17.5%. This year-over-year revenue decline was largely due to $5.4 million of incremental revenues related to well-test cancellation fees recognized during the third quarter of 2009. Excluding the well-test cancellation fees, our Downstream revenues would have increased year-over-year by $2.4 million, or 21.8% compared to the third quarter of 2009. The Company’s Downstream revenues for the third quarter of 2010 were favorably impacted by one double-hulled tank barge performing well-test services for an Upstream customer in the GoM and five double-hulled tank barges temporarily supporting oil spill response activities. As of November 1, 2010, only two of the five double-hulled tank barges remained on charter related to oil spill response activities. The Company’s double-hulled tank barge average dayrates were $18,615 for the third quarter of 2010 compared to $28,503 for the same period in 2009. Excluding the incremental well-test revenues and well-test cancellation fee revenues, our average double-hulled tank barge dayrates would have been $16,430 and $18,852 for the third quarters of 2010 and 2009, respectively. Utilization for the double-hulled tank barge fleet was 86.9% for the third quarter of 2010 compared to 67.6% for the same period in 2009. Utilization improved largely due to increased activity related to the oil spill response activities.

General and Administrative (“G&A”). G&A expenses of $9.7 million for the third quarter of 2010 were 7.7% of revenues compared to $6.9 million, or 7.7% of revenues, for the third quarter of 2009. This increase in G&A expense is primarily attributable to higher personnel costs compared to the prior-year quarter commensurate with the Company’s larger, more geographically diverse fleet. Third quarter G&A expense margin was lower than the Company’s 2010 annual guidance range of 9% to 11% of revenues. The Company allocated 93% of its third quarter 2010 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $19.8 million for the third quarter of 2010, or $3.3 million higher than the prior-year quarter. This increase was due to the incremental depreciation related to seven new generation OSVs and two MPSVs that were placed in service since the third quarter of 2009. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $8.8 million during the three months ended September 30, 2010 compared to the same period in 2009. The increase in interest expense is primarily attributable to incremental interest costs related to the Company’s August 2009 issuance of $250.0 million of 8.000% senior notes due 2017, and lower capitalized interest because the Company had fewer vessels being constructed under its newbuild and conversion programs. The Company capitalized $0.3 million of construction period interest for the third quarter of 2010, which represents 2% of its total interest costs for the quarter, compared to $6.2 million for the year-ago quarter, or 53% of its total interest costs for such quarter. With its newbuild and conversion programs now complete, the Company expects to capitalize annual construction period interest of $3.7 million, or 6% of its estimated total interest costs for the full fiscal year 2010.

Nine Month Results

Revenues for the first nine months of 2010 increased 8.7% to $323.5 million compared to $297.6 million for the same period in 2009. Operating income was $93.5 million, or 28.9% of revenues, for the first nine months of 2010 compared to $77.5 million, or 26.0% of revenues, for the prior-year period. Net income for the first nine months of 2010 decreased 17.8% to $33.8 million, or $1.24 per diluted share, compared to $41.1 million, or $1.52 per diluted share for the first nine months of 2009. Excluding the June 2009 Downstream non-cash impairment charge in the amount of $26.7 million, or $0.62 per diluted share, operating income, net income and diluted EPS for the first nine months of 2009 were $104.2 million, $58.0 million and $2.15 per share, respectively. The year-over-year decrease in adjusted operating income and net income was substantially due to the incremental costs for mobilizing eight vessels to Latin America for multi-year charters. The Company’s revenues for the first nine months of 2010 were higher than the same period in 2009 due to the incremental contributions from vessels added to the Company’s fleet through its newbuild and conversion programs since the third quarter of 2009. The Company’s net income for the first nine months of 2010 included an aggregate pre-tax gain of $1.2 million ($0.8 million after tax or $0.03 per diluted share) for the sale of one conventional OSV and one older, lower horsepower tug. The Company’s net income for the first nine months of 2009 included an aggregate pre-tax gain of $0.3 million ($0.2 million after tax or $0.01 per diluted share) for the sale of one older, lower horsepower tug and three conventional OSVs.

Recent Developments

Status of Pending Legal Actions Against the Department of the Interior (“DOI”). On October 12, 2010, Interior Secretary Salazar lifted the drilling moratoria that were subject to challenge by the Company and others. The Company believes that the early success of its moratorium litigation resulted in the DOI abandoning the moratorium sooner than if it had been left unchallenged. However significant new regulatory requirements must now be met by the oil & gas industry before drilling activity in the GoM resumes in substantial measure.

Status of MC-252 Oil Spill Vessel Decontamination Process. In coordination with the Coast Guard, BP established a vessel decontamination process for all vessels that were impacted by the oil spill or dispersants during the oil spill containment efforts at MC-252. The vessel decontamination process has generally lasted 15 to 30 days for OSVs and 30 days for MPSVs. All of the Company’s vessels have remained on charter while undergoing the decontamination process. In addition, BP has borne the entire shipyard costs related to this effort. Of the vessels that the Company had deployed on the MC-252 oil spill response, seven OSVs, one MPSV, two barges and two tugs have yet to complete their respective decontamination processes. The Company expects that these vessels will be decontaminated and redelivered on various dates within the next one to six weeks.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs, shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 9 of this news release.

Earnings Outlook

Updated Annual 2010 Guidance. The Company expects total EBITDA for fiscal 2010 to range between $170.0 million and $190.0 million and expects full-year diluted EPS for fiscal 2010 to range between $0.89 and $1.35. Excluding incremental non-cash OID interest expense related to the Company’s convertible senior notes, adjusted EPS for fiscal 2010 is expected to range between $1.12 and $1.58.

Pro Forma Run-Rate Guidance. The two pro forma run-rate illustrations provided in the attached data tables, and further described in Note 11, are intended to demonstrate the hypothetical annual earnings power of the Company’s full-fleet complement operating at normal utilization levels under different market conditions and do not reflect actual or projected results for any specific period. In addition, such guidance reflects an estimated annual run-rate of amortization expense assuming that all vessels in the Company’s current fleet complement have incurred their initial regulatory drydocking, notwithstanding that such event does not typically occur until approximately 30 months after each such vessel’s original acquisition or newbuild delivery date.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, has been updated to reflect its actual year-to-date results and the substantial uncertainty that exists in the GoM and the expected continuation of weak demand for petroleum products for the remainder of 2010. Market conditions during the third quarter were substantially, and favorably, impacted by demand for oil spill response and containment vessels, which is not expected to continue to the same degree during the fourth quarter.

The Company’s full-year 2010 Upstream guidance includes a partial-year contribution from new vessels delivered in 2010 under its MPSV program and its fourth OSV newbuild program in accordance with the actual newbuild delivery results discussed below. With the September 2010 delivery of the DP-2 HOS Wildwing, the Company now owns 51 new generation OSVs. The vessel additions under the fourth

OSV newbuild program, which is now complete, should result in an average new generation OSV fleet complement of 51.0 and 49.9 vessels for the fourth quarter of 2010 and the full fiscal year 2010, respectively. As of September 30, 2010, the Company had five inactive new generation vessels stacked and expects to stack at least four additional new generation OSVs during the fourth quarter as such vessels are released from their oil spill relief spot charters. The current Upstream guidance gives effect to a quarterly average of 7.7 and an annual average of 7.1 new generation OSVs being stacked for the fourth quarter and full fiscal year 2010, respectively. Accordingly, the Company’s active fleet of new generation OSVs, which averaged 39.2 vessels for fiscal 2009, is expected to average 43.3 vessels for the fourth quarter of 2010 and 42.8 vessels for the full fiscal year 2010.

Fleetwide average new generation OSV dayrates are anticipated to be in the $20,000 to $22,000 range and fleetwide new generation OSV utilization for the 49.9-vessel fleet is anticipated to average in the 70% to 75% range during the full fiscal year 2010 guidance period. This average utilization for fiscal 2010 estimate contemplates approximately 2,574 aggregate days out-of-service related to stacked vessels and approximately 962 days of aggregate downtime, all of which were incurred during the first nine months of 2010, related to customer-required modifications and pre-positioning of the eight vessels that have mobilized to Latin America during 2010 for multi-year charters.

The Company expects that cash operating expenses per OSV vessel-day in fiscal 2010 will be in-line with fiscal 2009 levels for vessels that were in service for each of the past two years, excluding contract-related costs-of-sales recoverable through higher dayrates or other revenue. However, the Company may incur repositioning expenses that are not recoverable through charter hire in connection with the relocation of some of its vessels into international markets.

The Company owns and is operating an average MPSV fleet complement of 3.8 vessels in the spot market for the fiscal year 2010. However, the DP-3 HOS Achiever incurred roughly 110 days out-of-service during the first half of 2010 for the installation of a 100-ton crane in Norway. This crane installation downtime reduced the effective MPSV fleet complement for the year to 3.5 vessel-equivalents, up from 1.8 vessels in fiscal 2009. Based on the Company’s current spot dayrate and utilization assumptions for its four MPSVs, these vessels are expected to produce EBITDA in the 23% to 28% range of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 15% of the Company’s actual EBITDA for fiscal 2009.

The 2010 Downstream guidance reflects an active operating fleet comprised of nine double-hulled tank barges and nine ocean-going tugs for the fiscal year 2010. These vessels are projected to contribute EBITDA in the range of 6% to 7% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 8% of the Company’s actual EBITDA for fiscal 2009. The Company will consider stacking one or more double-hulled barges and additional tugs in its Downstream segment during the fourth quarter 2010 to deter further operating margin declines.

G&A expenses are expected to be in the range of 9% to 11% of revenues for the 2010 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2010 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending December 31, 2010 are expected to be $2.2 million, $15.1 million, $4.9 million and $14.6 million, respectively. The Company’s annual effective tax rate is expected to be 37.2% for fiscal 2010.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities or leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $30.5 million and $19.4 million, respectively for the full-year 2010. Over the next few years beyond 2010, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Completion of OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consisted of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. With the September 2010 delivery of the ninth 250 EDF class OSV, the HOS Wildwing, the Company’s fourth OSV newbuild program is now complete. Inclusive of the vessel delivery referred to above, the aggregate cost of this program was approximately $431.5 million. From the inception of this program through September 30, 2010, the Company has incurred $431.2 million of total expected project costs, including $4.0 million incurred during the third quarter of 2010. The final remaining $0.3 million of project costs was paid during the early fourth quarter of 2010.

Please refer to the attached data tables for a summary, by period, of historical and/or projected data for each of the Company’s recent growth initiatives. The remaining capital costs to be incurred, which are outlined above, are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its third quarter 2010 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 4, 2010. To participate in the call, dial (480) 629-9773 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 11, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4374724#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of the slow-down in the issuance of drilling and other permits in the Gulf of Mexico due to government regulations. Future results may also be impacted by proposed federal legislation or regulations that may be implemented in response to the Deepwater Horizon event. Such regulations or legislation could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; the inability to effectively compete in or operate in international markets, less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks; weather related risks; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the recent drilling and lease moratorium or as a result of the oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues	$125,351	$111,885	$90,086	$323,482	$297,642
Costs and expenses:
Operating expenses	53,241	48,507	39,741	146,080	121,191
Depreciation and amortization	19,787	19,316	16,514	56,946	75,974
General and administrative expenses	9,733	9,640	6,864	28,294	23,302

	82,761	77,463	63,119	231,320	220,467

Gain on sale of assets	725	95	105	1,344	346

Operating income	43,315	34,517	27,072	93,506	77,521
Other income (expense):
Interest income	104	155	179	353	365
Interest expense	(14,422)	(14,274)	(5,586)	(40,353)	(12,584)
Other income, net [1]	22	257	(14)	257	(263)

	(14,296)	(13,862)	(5,421)	(39,743)	(12,482)

Income before income taxes	29,019	20,655	21,651	53,763	65,039
Income tax expense	10,816	7,612	7,877	19,962	23,965

Net income	$18,203	$13,043	$13,774	$33,801	$41,074

Basic earnings per share of common stock	$0.69	$0.49	$0.53	$1.28	$1.58

Diluted earnings per share of common stock	$0.67	$0.48	$0.51	$1.24	$1.52

Weighted average basic shares outstanding	26,446	26,388	26,100	26,365	26,013

Weighted average diluted shares outstanding [2]	27,192	27,156	27,036	27,157	26,955

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Offshore Supply Vessels:
Average number of new generation OSVs [3]	50.3	49.5	44.0	49.5	42.2
Average new generation fleet capacity (deadweight) [3]	126,323	124,065	108,640	123,890	102,890
Average new generation vessel capacity (deadweight)	2,510	2,505	2,469	2,504	2,436
Average new generation utilization rate [4]	75.7%	71.8%	71.9%	73.5%	82.5%
Effective new generation utilization rate [5]	84.2%	84.5%	83.2%	85.3%	87.6%
Average new generation dayrate [6]	$21,628	$23,874	$20,915	$21,833	$21,829
Effective dayrate [7]	$16,372	$17,142	$15,038	$16,047	$18,009
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [4]	86.9%	74.2%	67.6%	78.8%	71.5%
Average double-hulled dayrate [9]	$18,615	$18,708	$28,503	$17,765	$22,797
Effective dayrate [7]	$16,176	$13,881	$19,268	$13,999	$16,300

Balance Sheet Data (unaudited):

	As of September 30, 2010	As of December 31, 2009
Cash and cash equivalents	$96,967	$51,019
Working capital	140,784	85,736
Property, plant and equipment, net	1,616,549	1,602,663
Total assets	1,859,779	1,786,348
Total long-term debt	755,265	746,674
Stockholders’ equity	835,656	797,063

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2010	September 30, 2009
Cash provided by operating activities	$101,519	$142,613
Cash used in investing activities	(56,349)	(214,802)
Cash provided by financing activities	678	113,856

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Upstream:
Revenues	$111,996	$100,498	$73,710	$289,092	$247,985
Operating income	$40,080	$35,522	$23,840	$92,791	$101,372
Operating margin	35.8%	35.3%	32.3%	32.1%	40.9%
Components of EBITDA [10]
Net income	$16,948	$14,305	$12,225	$35,422	$57,767
Interest expense, net	13,084	12,886	4,611	36,463	10,083
Income tax expense	10,070	8,348	6,991	20,923	33,259
Depreciation	12,897	12,592	8,955	36,883	24,987
Amortization	3,711	3,475	4,183	10,871	11,588

EBITDA [10]	$56,710	$51,606	$36,965	$140,562	$137,684

Adjustments to EBITDA
Stock-based compensation expense	$1,925	$1,945	$1,519	$5,883	$5,204
Interest income	100	152	169	343	333

Adjusted EBITDA [10]	$58,735	$53,703	$38,653	$146,788	$143,221

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$56,710	$51,606	$36,965	$140,562	$137,684
Cash paid for deferred drydocking charges	(2,894)	(4,534)	(2,302)	(10,189)	(13,784)
Cash paid for interest	(9,204)	(9,709)	(379)	(28,396)	(10,564)
Cash paid for taxes	(245)	(1,623)	(1,738)	(2,594)	(10,714)
Changes in working capital	(2,029)	(4,610)	8,093	(6,167)	23,506
Stock-based compensation expense	1,925	1,945	1,519	5,883	5,204
Changes in other, net	114	(65)	(185)	(728)	(656)

Net cash provided by operating activities	$44,377	$33,010	$41,973	$98,371	$130,676

Downstream:
Revenues	$13,355	$11,387	$16,376	$34,390	$49,657
Operating income (loss)	$3,235	$(1,005)	$3,232	$715	$(23,851)
Operating margin	24.2%	(8.8%)	19.7%	2.1%	(48.0%)
Components of EBITDA [10]
Net income	$1,255	$(1,262)	$1,549	$(1,621)	$(16,693)
Interest expense, net	1,234	1,233	796	3,537	2,136
Income tax expense	746	(736)	886	(961)	(9,294)
Depreciation	2,115	2,139	2,136	6,392	32,423
Amortization	1,064	1,110	1,240	2,800	6,976

EBITDA [10]	$6,414	$2,484	$6,607	$10,147	$15,548

Adjustments to EBITDA
Stock-based compensation expense	$298	$309	$389	$952	$1,380
Interest income	4	3	10	10	32

Adjusted EBITDA [10]	$6,716	$2,796	$7,006	$11,109	$16,960

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,414	$2,484	$6,607	$10,147	$15,548
Cash paid for deferred drydocking charges	(659)	(1,150)	(104)	(5,472)	(1,255)
Cash paid for interest	(1,119)	(1,580)	(84)	(4,243)	(2,350)
Cash paid for taxes	—	(5)	(41)	(5)	(4,806)
Changes in working capital	1,100	(838)	(837)	2,477	3,673
Stock-based compensation expense	298	309	389	952	1,380
Changes in other, net	(780)	31	(37)	(708)	(253)

Net cash provided by (used in) operating activities	$5,254	$(749)	$5,893	$3,148	$11,937

Consolidated:
Revenues	$125,351	$111,885	$90,086	$323,482	$297,642
Operating income	$43,315	$34,517	$27,072	$93,506	$77,521
Operating margin	34.6%	30.9%	30.1%	28.9%	26.0%
Components of EBITDA [10]
Net income	$18,203	$13,043	$13,774	$33,801	$41,074
Interest expense, net	14,318	14,119	5,407	40,000	12,219
Income tax expense	10,816	7,612	7,877	19,962	23,965
Depreciation	15,012	14,731	11,091	43,275	57,410
Amortization	4,775	4,585	5,423	13,671	18,564

EBITDA [10]	$63,124	$54,090	$43,572	$150,709	$153,232

Adjustments to EBITDA
Stock-based compensation expense	$2,223	$2,254	$1,908	$6,835	$6,584
Interest income	104	155	179	353	365

Adjusted EBITDA [10]	$65,451	$56,499	$45,659	$157,897	$160,181

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$63,124	$54,090	$43,572	$150,709	$153,232
Cash paid for deferred drydocking charges	(3,553)	(5,684)	(2,406)	(15,661)	(15,039)
Cash paid for interest	(10,323)	(11,289)	(463)	(32,639)	(12,914)
Cash paid for taxes	(245)	(1,628)	(1,779)	(2,599)	(15,520)
Changes in working capital	(929)	(5,448)	7,256	(3,690)	27,179
Stock-based compensation expense	2,223	2,254	1,908	6,835	6,584
Changes in other, net	(666)	(34)	(222)	(1,436)	(909)

Net cash provided by operating activities	$49,631	$32,261	$47,866	$101,519	$142,613

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2010 Guidance

	Full-Year 2010 Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
			(2010 Dayrates)	(2008 Dayrates)
Vessel Count:
Average number of active new generation OSVs	42.8	42.8	51.0	51.0
Average number of active MPSVs	3.5	3.5	4.0	4.0
Average number of double-hulled tank barges	9.0	9.0	9.0	9.0

Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$179.6	$199.6	$210.2	$426.1
Interest income	0.6	0.6	0.8	0.8
Stock-based compensation expense	9.0	9.0	9.0	9.0

EBITDA [10]	$170.0	$190.0	$200.4	$416.3
Depreciation	58.4	58.4	61.0	61.0
Amortization	18.6	18.6	30.6	30.6
Interest expense, net:
Interest expense	48.1	48.1	48.2	48.2
Incremental non-cash OID interest expense [12]	10.8	10.8	10.8	10.8
Capitalized interest	(3.7)	(3.7)	—	—
Interest income	(0.6)	(0.6)	(0.8)	(0.8)

Total interest expense, net	54.6	54.6	58.2	58.2
Income tax expense	14.3	21.7	18.8	99.1
Income tax rate	37.2%	37.2%	37.2%	37.2%
Net income	$24.1	$36.7	$31.8	$167.4

Weighted average diluted shares outstanding [13]	27.2	27.2	27.2	27.2
Diluted earnings per share, as reported	$0.89	$1.35	$1.17	$6.15
Incremental non-cash OID interest expense per share [12]	0.23	0.23	0.25	0.25

Diluted earnings per share, as adjusted [14]	$1.12	$1.58	$1.42	$6.40

Projected EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$170.0	$190.0	$200.4	$416.3
Cash paid for deferred drydocking charges	(23.3)	(23.3)	(35.7)	(35.7)
Cash paid for interest	(44.2)	(44.2)	(44.2)	(44.2)
Cash paid for taxes	(2.8)	(2.8)	(1.0)	(1.0)
Changes in working capital [15]	7.5	7.5	15.2	3.1
Stock-based compensation expense	9.0	9.0	9.0	9.0
Changes in other, net [15]	(2.0)	(2.0)	(2.0)	(2.0)

Cash flows provided by operating activities	$114.2	$134.2	$141.7	$345.5

Capital Expenditures Data (unaudited) 16:

Historical Data (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$3,553	$5,684	$2,406	$15,661	$15,039
Other vessel capital improvements	497	1,011	1,802	5,107	3,847

	4,050	6,695	4,208	20,768	18,886

Other Capital Expenditures:
Commercial-related vessel improvements	868	14,661	96	17,027	597
Non-vessel related capital expenditures	153	944	479	1,497	3,509

	1,021	15,605	575	18,524	4,106

	$5,071	$22,300	$4,783	$39,292	$22,992

Growth Capital Expenditures:
MPSV program	$—	$1,258	$33,149	$6,471	$85,222
OSV newbuild program #4	4,002	7,040	24,706	25,351	110,931

	$4,002	$8,298	$57,855	$31,822	$196,153

Forecasted Data:

	1Q2010A	2Q2010A	3Q2010A	4Q2010E	2010E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.4	$5.7	$3.6	$7.6	$23.3
Other vessel capital improvements	3.6	1.0	0.5	2.1	7.2

	10.0	6.7	4.1	9.7	30.5

Other Capital Expenditures:
Commercial-related vessel improvements	1.5	14.7	0.8	—	17.0
Non-vessel related capital expenditures	0.4	0.9	0.2	0.9	2.4

	1.9	15.6	1.0	0.9	19.4

	$11.9	$22.3	$5.1	$10.6	$49.9

Growth Capital Expenditures:
MPSV program	$5.2	$1.3	$—	$—	$6.5
OSV newbuild program #4	14.3	7.0	4.0	0.3	25.6

	$19.5	$8.3	$4.0	$0.3	$32.1

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 401, 401 and 199 shares of common stock for the three months ended September 30, 2010, June 30, 2010 and September 30, 2009, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the nine months ended September 30, 2010 and 2009, stock options representing the rights to acquire 402 and 419 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of September 30, 2010, June 30, 2010, and September 30, 2009, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of September 30, 2010, five of which were stacked. Included in this data are a total of 16 newbuild OSVs that were placed in service under the Company’s fourth OSV newbuild program on various dates from May 2008 to September 2010. Excluded from this data are four multi-purpose support vessels owned by the Company that were placed in service under the Company’s MPSV program on various dates from October 2008 to March 2010. Also excluded from this data are two stacked conventional OSVs that the Company considers to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]

The Company owned and operated nine double-hulled tank barges as of September 30, 2010. Excluded from this data are six single-hulled tank barges owned by the Company, two of which were sold in October 2010 and four of which are currently stacked. Also excluded from this data are 15 ocean-going tugs owned by the Company, six of which are currently stacked.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

These two pro forma run-rate illustrations are intended to demonstrate the hypothetical earnings power of the Company’s full-fleet complement operating at normal utilization levels under different market conditions and do not reflect actual or projected results for any specific period. The “Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current fleet complement of 51 new generation OSVs, four MPSVs and nine double-hulled tank barges with associated tugs, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2010 and were working at their fiscal 2010 contracted dayrates or projected fiscal 2010 spot market dayrates (that correlate to the mid-point of the 2010 EBITDA guidance range), as applicable, commensurate with their relative size and service capabilities. The “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current fleet complement of 51 new generation OSVs, four MPSVs and nine double-hulled tank barges with associated tugs, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. However, given the current market uncertainty in the U.S. GoM, please note that this pro forma illustration is not intended to imply that the Company’s 2008 dayrates and utilization levels reflected in the “Pro Forma Run-Rate — High” case scenario are necessarily achievable within the foreseeable future. All other key assumptions related to the Company’s current operating fleet, including cash operating expenses, drydocking costs and scheduled downtime, G&A and income tax expense, are consistent with the mid-point of the Company’s updated 2010 guidance above. Assuming the Company’s revolving credit facility remains undrawn, interest expense is expected to increase to an annual post-construction period run-rate of $59.0 on a projected debt balance of $800.0 in face value, offset by $0.8 of interest income to be generated on an assumed cash balance of $100.0. The interest expense of $59.0 includes $10.8 of incremental non-cash OID interest expense that resulted from the Company’s adoption of new accounting rules as discussed in Note 12 below.

[12]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[14]	Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to the Company’s convertible senior notes.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.